Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Proposed Private Offering of Senior Notes

Baton Rouge, LA — January 25, 2016 — Lamar Advertising Company (Nasdaq: LAMR) announced today that it is seeking to raise approximately $400 million through an institutional private placement of senior notes due 2026 (the “Notes”) by its wholly owned subsidiary, Lamar Media Corp.

Lamar Media intends to use the proceeds of this offering, after the payment of fees and expenses, to repay (i) the $300 million Term A-1 loan that it borrowed on January 7, 2016 to fund the acquisition of certain assets of Clear Channel Outdoor Holdings, Inc. and (ii) a portion of the borrowings outstanding under its revolving credit facility.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.

The Notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements regarding Lamar Media’s ability to complete this private placement and its application of net proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular.

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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities.

Contact:

Lamar Media Corp.

Keith Istre

Chief Financial Officer

(225) 926-1000

KI@lamar.com